EXHIBIT 23.3


INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of FiberCore, Inc. on Form S-3 of our report dated May 31, 2000, relating to the financial statements of XTAL Fibras Opticas S.A. as of December 31, 1999 and 1998 and for each of the years then ended. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte Touche Tohmatsu

Auditores Independentes
Campinas, Brazil

July 1, 2002